THE CHARLES SCHWAB CORPORATION

EXHIBIT 21.1

Subsidiaries of the Registrant

Pursuant to Item 601 (b)(21)(ii) of Regulation S-K, certain subsidiaries of the Registrant have been omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2006.

The following is a listing of the significant subsidiaries of the Registrant:

Schwab Holdings, Inc. (holding company for Charles Schwab & Co., Inc.), a Delaware corporation

Charles Schwab & Co., Inc., a California corporation

Charles Schwab Investment Management, Inc., a Delaware corporation

U.S. Trust Corporation (holding company for United States Trust Company, National Association), a New York corporation (1)

United States Trust Company, National Association, a New York corporation (1)

Charles Schwab Bank, National Association, a Nevada corporation

UST Mortgage Company, a Florida corporation (1)

Other subsidiaries of the Registrant include:

The Charles Schwab Trust Company, a California corporation

(1)	These subsidiaries are currently reflected as discontinued operations at December 31, 2006.